Exhibit 99.1

DATE: May 12, 2008	FINANCIAL CONTACTS:
	Kirk Walters	617-346-7346	kwalter1@sovereignbank.com
	Stacey Weikel	610-320-8428	sweikel@sovereignbank.com

MEDIA CONTACT
	Ed Shultz	610-378-6159	eshultz1@sovereignbank.com

Sovereign Bancorp Successfully Completes $1.25 Billion Common Stock Offering
PHILADELPHIA, PA... Sovereign Bancorp, Inc. (“Sovereign or the Company”) (NYSE: SOV), parent company of Sovereign Bank (“Bank”) announced today that the Company has priced its public offering of 156,250,000 shares of common stock at an offering price of $8.00 per share for net proceeds, after the underwriting discount and estimated offering expenses, of approximately $1.21 billion. The Company has granted the underwriter a 30-day option to purchase up to an additional 23,437,500 shares to cover over-allotments, if any. The offering is subject to customary closing conditions and is expected to close on May 16, 2008. The shares were issued from the Company’s shelf registration statement on file with the Securities and Exchange Commission.
Sovereign intends to use the net proceeds of the offering for general corporate purposes. Lehman Brothers Inc. is acting as the sole book-running manager of the offering.
This press release does not constitute an offer to sell or the solicitation of an offer to buy any shares of common stock, nor will there be any sale of common stock or any other securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering may be made only by means of a prospectus and a related prospectus supplement, copies of which may be obtained from Lehman Brothers Inc., c/o Broadridge, Integrated Distribution Services, 1144 Long Island Avenue, Edgewood, NY 11717; fax: 631-254-7140, or email: qiana.smith@broadridge.com.
About Sovereign
Sovereign Bancorp, Inc., (“Sovereign”) (NYSE: SOV), is the parent company of Sovereign Bank, a financial institution with principal markets in the Northeastern United States. Sovereign Bank has 750 community banking offices, over 2,300 ATMs and approximately 12,000 team members. Sovereign offers a broad array of financial services and products including retail banking, business and corporate banking, cash management, capital markets, wealth management and insurance. For more information on Sovereign Bank, visit <http://www.sovereignbank.com> or call 1-877-SOV-BANK.

Forward-Looking Statements
The information contained in this press release includes forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements, and these factors are enumerated in Sovereign’s filings with the Securities and Exchange Commission. This press release should be read in conjunction with the company’s recent SEC filings.
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